Exhibit 10.28
MARATHON OIL COMPANY
DEFERRED COMPENSATION PLAN
Effective
January 1, 2006

MARATHON OIL COMPANY
DEFERRED COMPENSATION PLAN
This document serves both as the plan instrument and the summary plan description (SPD) that the Company is required to provide Plan participants. It contains the provisions of the Marathon Oil Company Deferred Compensation Plan (MOC-DCP) as of January 1, 2006.
Article I. Definitions
1.1	“Account” means an unfunded liability of the Employer in the name of each Participant.

1.2	“Affiliated Company” means any company required to be aggregated with Marathon Oil Company under IRC Section 414(b), (c), (m) or (o).

1.3	“Beneficiary” means any person(s) designated in writing by a Participant to receive payment under this MOC-DCP in the event of the Participant’s death. In the event the Participant is married and has designated no other beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s spouse. In the event the Participant is not married at death and has designated no beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s estate.

1.4	“Board” means the Board of Directors of the Marathon Oil Company.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Company” means Marathon Oil Company, Marathon Service Company and other related entities that adopt the Plan with the Board’s consent.

1.7	“Compensation” means gross pay as defined in the qualified Marathon Oil Company Thrift Plan without regard to any IRS limitations.

1.8	“Eligible Employee” means (i) Marathon Oil Corporation Officers in Grade 19 and above and (ii) employees who were making contributions to the MOC-DCP on August 27, 2003, and have made contributions on a continual basis since that date , in each instance whose Compensation is equal to or greater than the amount that is provided in Code section 414(q)(1)(B), as adjusted annually pursuant to the last paragraph of Code section 414(q)(1).

1.9	“Employee” means any individual employed by the Company.

1.10	“Employer” means Marathon Oil Company, Marathon Service Company and other related entities that adopt the Plan with the Board’s consent.

1.11	“ERISA” means the Employees Retirement Income Security Act of 1974 as amended.

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1.12	“Nonqualified Plan” or “MOC-DCP” means The Marathon Oil Company Deferred Compensation Plan.

1.13	“Participant” means an Eligible Employee who elects to participate and/or receives contributions under the MOC-DCP pursuant to Article III or IV of this MOC-DCP.

1.14	“Plan Administrator” means Eileen M. Campbell and any successor as designated by the Company to administer the Plan.

1.15	“Plan Year” means the 12-consecutive month period beginning each January 1 and ending each December 31.

1.16	“Retirement” means any termination of employment from Marathon or an Affiliated Company upon the earlier of attaining age 50 with ten (10) years of vesting service or attaining age 65.

1.17	“Salary Deferral” means the total amount deferred by the Participant from Compensation under Article III and Article IV.
Article II. Eligibility
Any Marathon Oil Corporation Officer in compensation Grade 19 and above shall be eligible to participate in this Marathon Oil Company Deferred Compensation Plan (MOC-DCP). Employees who were making contributions to the Plan on or after August 27, 2003, and who are not MRO officers in compensation Grade 19 and above, may continue participation, provided contributions to the Plan are not interrupted and an annual election form is completed each year. If a participant, other than a Marathon Oil Corporation Officer, elects to discontinue contributions, Plan participation terminates and they will not be permitted to elect to make future contributions.
Article III. Deferral of Compensation
Each Participant may elect prior to the first day they become eligible to participate in the Plan, and thereafter, the first day of any Plan Year, to defer up to 20% of their Compensation (in 1% increments). An election to defer compensation shall be effective as of the first day of Plan participation, or thereafter, the first day of the Plan Year following the election, and shall remain in effect for the remainder of the Plan Year.
Article IV. Other Contributions
During each year that an employee is eligible to participate in the MOC-DCP, any Thrift Plan Company match that under the law is excluded from the Thrift Plan would be allocated to the MOC-DCP. In addition, any Thrift Plan Company match that would otherwise be attributable to the deferred compensation amounts not covered by the qualified Thrift Plan would be allocated to the MOC-DCP. The actual MOC-DCP employee elected contributions, however, are not matched by the Company.

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New hires who are eligible for this Plan and, who, except for the provisions governing the Thrift Plan’s “waiting period,” would otherwise be eligible to participate in the Thrift Plan are eligible to receive a Deferred Compensation Plan accrual equal to 6% of gross pay (as defined in the Thrift Plan) during the Thrift Plan’s waiting period. This accrual is subject to the terms and conditions of this Plan and shall cease to the extent that upon the first date of participation eligibility in the Thrift Plan the employee is eligible under the law for Thrift Plan Company matching contributions.
Article V. Accounting
5.1	Allocation to Participant’s Account

The total amount of the deferred compensation shall be credited to the Participant’s Account, as of the date such amount would otherwise have been paid to such Participant.

5.2	Earnings

A Participant may select from a list of investment options that will be the same as the investment options offered and modified from time to time under the terms of the qualified Marathon Oil Company Thrift Plan. Earnings, gains and losses received on the investments will be credited to the Participant’s Account on a daily basis. The Plan Administrator shall develop such accounting procedures as it, in its sole discretion, deems advisable to properly reflect the value attributable to the Participant’s Account.

Note:	Effective May 4, 2002 the option to purchase Company stock through the MOC-Deferred Compensation Plan was eliminated.
Article VI. Vesting
A Participant’s elected contributions shall always be immediately vested. Other contributions as defined under Article IV are vested as currently provided under the terms and conditions of the Marathon Oil Company Thrift Plan. Irrespective of the preceding, a Participant’s Account shall be subject to any claims for damages the Company may have due to the Participant’s negligence, willful misconduct or fraud while in the Company’s employment. In addition, the Participant’s account may be reduced by any amount resulting from any outstanding receivables, debts, loans or other obligations owed to the Company.
Article VII. Distribution of Benefits
A Participant shall be entitled to a cash distribution under the MOC-DCP as provided in this Article VII.
7.1	General Rule

Upon termination of employment from MOC or any Affiliated Company for any reason other than a transfer or retirement, a lump sum distribution is permitted.

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Effective for terminations on or after January 1, 2006, with respect to any portion of a Participant’s Account that was unvested as of December 31, 2004, or was accrued after December 31, 2004, a Participant may receive a lump sum distribution or annual installments in accordance with the distribution election procedures established by the Plan Administrator. If no election is made, the separated Participant’s Account will be paid as a lump sum distribution.

7.2	Retirement

Upon Retirement, a Participant may receive a lump sum distribution or annual installments over a period not to exceed 10 years. Effective January 1, 2006, if no election is made, the retired Participant’s Account will be paid in a lump sum distribution.

7.3	Death

Upon the death of a Participant, a lump sum distribution is permitted to the Participant’s beneficiary.

7.4	Class Year System

Effective January 1, 2006, the “class year” distribution option is no longer available. For “class year” elections made prior to January 1, 2006, separate records will be maintained for each Account according to the Salary Deferrals and investment earnings and losses attributable to each Plan Year that the individual participates in the Plan. Class Year payouts shall commence as soon as administratively practicable in the year specified in the Salary Deferral election.

7.5	Earnings on Unpaid Balances

In the event a Participant is entitled to receive a distribution, the Participant’s Account shall be credited with earnings pursuant to the provisions set forth in Article V.

7.6	Request for Benefits

Any person claiming a benefit under the DCP shall present the request to the Plan Administrator in writing, who shall respond in writing as soon as may be feasible.
Article VIII. Funding
Benefits under this MOC-DCP shall be paid from the general assets of the Company. This MOC-DCP shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in Sections 201(2), 301(3), and 401(a)(1) of the ERISA, and is not intended to meet the qualification requirements of Section 401 of the Code. Any assets set aside by the Company for the purpose of paying benefits under this MOC-DCP shall not be deemed to be the property of the Participant and shall be subject to claims of creditors of the Company. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company from which any payment under the MOC-DCP may be made. Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this MOC-DCP and is only used for convenience when describing the deferral activities of this MOC-DCP.

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Article IX. Plan Administration
9.1	General Duty

The Marathon Oil Company Deferred Compensation Plan shall be administered by the Plan Administrator who shall be appointed by the Company and shall serve in such capacity until resignation or removal by the Company. It shall be the principal duty of the Plan Administrator to determine that the provisions of the MOC-DCP are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the MOC-DCP.

9.2	Plan Administrator’s General Powers, Rights and Duties

The Plan Administrator shall have full power to administer the MOC-DCP in all of its details, subject to the applicable requirements of law. For this purpose, the Plan Administrator is, as respects the rights and obligations of all parties with an interest in this MOC-DCP, given the powers, rights and duties specifically stated elsewhere in the MOC-DCP, or any other document, and in addition is given, but not limited to, the following powers, rights and duties:
a.	to determine all questions arising under the MOC-DCP, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their contributions or benefits under the MOC-DCP, to interpret the MOC-DCP, and to remedy ambiguities, inconsistencies or omissions;

b.	to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the MOC-DCP and as are consistent with the MOC-DCP;

c.	to direct payments or distributions from the MOC-DCP in accordance with the provisions of the MOC-DCP;

d.	to develop such information as may be required by it for tax or other purposes as respects the MOC-DCP; and

e.	to employ agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate or delegate to them such powers as the Plan Administrator may consider necessary or advisable to properly carry out the administration of the MOC-DCP.
The Plan Administrator’s decision in any matter involving the interpretation and application of this MOC-DCP shall be final and binding. In the event the Plan Administrator would have to decide any issue under the MOC-DCP which could affect the form or timing of the payment of deferred compensation under the MOC-DCP, then the Company shall make that decision.

9.3	Nondiscriminatory Exercise of Authority

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Any discretionary acts taken under this Plan by the Plan Administrator shall be uniform in their nature, shall be applicable to all members similarly situated, and shall be administered in a nondiscriminatory manner in accordance with the provisions of the Code and ERISA.

However, such preceding requirement shall not prohibit the Plan Administrator from valuing the Account of a Participant at a different date or time in order to facilitate a distribution, nor from taking other actions which may be different with respect to a Participant so long as with respect to a particular action, right, or privilege granted by the MOC-DCP or established by the Plan Administrator, the Participant is treated in a similar fashion.

9.4	Indemnification of Administrator

The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as the Plan Administrator against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act of omission to act in connection with the MOC-DCP, if such act of omission is or was in good faith.

9.5	Information Required by Plan Administrator

The Plan Administrator shall obtain such data and information as deemed necessary or desirable in order to administer the MOC-DCP. The records of the Company as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leave of absence, re-employment and earnings will be conclusive on all persons unless determined by independent agents or delegates of the Plan Administrator to be incorrect. Participants and other persons entitled to benefits under the MOC-DCP also shall furnish the Plan Administrator with such evidence, data or information, as the Plan Administrator considers necessary or desirable to administer the MOC-DCP.

9.6	Claims and Review Procedures
a.	Claims Procedure. If a Participant believes any rights or benefits are being improperly denied under the MOC-DCP, such Participant may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent MOC-DCP provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant within the initial 90 day period.) If such notification is not given within such period the claim shall be considered denied as of the last day of such period and such Participant may request a review of his claim.

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b.	Review Procedure. Within 60 days after the date on which a Participant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or the Participant’s duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain specific reasons for the decision as well as specific references to pertinent MOC-DCP provision. The decision on review shall be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim shall be considered denied.
9.7	Furnishing Information or Providing Other Reports

The Plan Administrator shall provide Employees with: (a) a description of the MOC-DCP, and (b) such other information or notices as required by the ERISA or other applicable law. After payment by the Employee of a reasonable charge, which charge may be waived by the Plan Administrator, the Plan Administrator shall provide the Employee with a copy of this MOC-DCP upon written request by the Employee. The Plan Administrator shall also file with government authorities any reports or returns required.

9.8	Account Statement

Participants shall receive statements at least annually of their Account reflecting amounts deferred and any adjustments due to gain or loss resulting from distributions and any allocable expenses. The Plan Administrator may establish other dates to provide additional statements.
Article X. Modification and Discontinuance
Marathon Oil Company reserves the right to modify, suspend, or terminate the Plan at any time, in whole or in part, in such manner as it shall determine. Included in the Company’s right to amend, suspend or terminate is the Company’s right at any time to no longer permit any additional participants under the MOC-DCP, to cease making Company allocations, and to distribute all Account balances upon MOC-DCP termination. The Plan Administrator may promulgate rules and procedures from time to time to carry out the provisions of this Article X. However, in no event shall the Company have the right to eliminate or reduce any benefit, which has been vested or become forfeitable under the MOC-DCP, pursuant to Article VI.
In addition to the other methods of amending MOC’s employee benefit plans, practices, and policies (hereinafter referred to as ‘MOC Employee Benefit Plans’) which have been authorized, or may in the future be authorized, by the Board, the Company’s Vice President of Human Resources may approve the following types of amendments to MOC Employee Benefit Plans:

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i.	With the opinion of counsel, technical amendments required by applicable laws and regulations;

ii.	With the opinion of counsel, amendments that are clarifications of plan provisions;

iii.	Amendments in connection with a signed definitive agreement governing a merger, acquisition or divestiture such that, for MOC Employee Benefit Plans, needed changes are specifically described in the definitive agreement, or if not specifically described in the definitive agreement, the needed changes are in keeping with the intent of the definitive agreement;

iv.	Amendments in connection with changes that have a minimal cost impact (as defined below) to the Company; and

v.	With the opinion of counsel, amendments in connection with changes resulting from state or federal legislative actions that have a minimal cost impact (as defined below) to the Company.
For purposes of the above, “minimal cost impact” is defined as an annual cost impact to the Company per MOC Employee Benefit Plan case that does not exceed the greater of (i) an amount that is less than one-half of one percent of its documented total cost (including administrative costs) for the previous calendar year, or (ii) $100,000.
Article XI. General Provisions
11.1	Notices

Each Participant entitled to benefits under the MOC-DCP must file in writing with the Plan Administrator such Participant’s post office address and each change of post office address. Any communication, statement or notice addressed to any such Participant at the last post office address filed with the Plan Administrator will be binding upon such person for all purposes of the MOC-DCP, and the Plan Administrator shall not be obligated to search for or ascertain the whereabouts of any Participant. Any notice or document required to be given or filed with the Plan Administrator shall be considered as given or filed if delivered or mailed by registered mail, postage prepaid, to Eileen M. Campbell, Vice President of Human Resources, P.O. Box 3128, Houston, Texas 77253.

11.2	Employment Rights

The MOC-DCP does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company nor any right or claim to any benefit under the MOC-DCP, unless such right or claim has specifically accrued under the terms of the MOC-DCP.

11.3	Interests Not Transferable

Except as may be required by law, including the federal income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their beneficiaries under this MOC-DCP are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered. The preceding shall not preclude the Company

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from asserting any claim for damages or for any debt that the Company may have with respect to the Participant.

11.4	No Interest or Earnings

No interest or earnings of any type shall accrue, be credited or be payable on any amounts that are credited to a Participant’s Account under this MOC-DCP other than as specified in Article V, Section 5.2.

11.5	Facility of Payment

When a Participant entitled to benefits under the MOC-DCP is under a legal disability, or, in the Plan Administrator’s opinion, is in any way incapacitated so as to be unable to manage their financial affairs, the Plan Administrator may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Plan Administrator may direct the application of the benefits for the benefit of such Participant. Any payment made in accordance with such provisions of this Article XI, Section 11.5 shall be a full and complete discharge of any liability for such payment.

11.6	Controlling State Law

To the extent not superseded by the laws of the United States, the laws of the State of Texas shall be controlling in all matters relating to the MOC-DCP.

11.7	Severability

In case any provisions of the MOC-DCP shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the MOC-DCP, and the MOC-DCP shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the MOC-DCP.

11.8	Statutory References

All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation, which amends, supplements or replaces such section or subsection.

11.9	Headings

Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

11.10	Non-taxable Benefits

It is the intention of the Company that this MOC-DCP meet all requirements of the Code so that the benefits provided be non-taxable during the period of deferral and until actual distribution is made.

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          IN WITNESS WHEREOF, Marathon Oil Company has caused its name to be hereunto subscribed by its Vice President, Marathon Oil Company, and its corporate seal to be hereto affixed.

MARATHON OIL COMPANY

By:	/s/ Kenneth Matheny

Its:	Kenneth L. Matheny
Vice President

Attest:

Its:

(Corporate Seal)
STATE OF TEXAS )
                                         ) ss.
COUNTY OF HARRIS)
          On this            day of                       , 2006, before me, a notary public within and for the State of Texas, personally appeared Kenneth L. Matheny and                       , to me personally known, who being by me first duly sworn, did depose and say that they are the Assistant Treasurer, and the                                   , respectively, of Marathon Oil Company, the Corporation named in and which executed the foregoing instrument; that the seal affixed to the instrument (if any) is the seal of said corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and they acknowledged said instrument to be the free act and deed of said corporation.

Notary Public, State of Texas
(Notarial Seal)

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